MODIFICATION OF LOAN AGREEMENT

THIS MODIFICATION OF LOAN AGREEMENT (this “Agreement”) is made as of the 27th day of June, 2008 by and among G&E HEALTHCARE REIT MEDICAL PORTFOLIO 3, LLC, a Delaware limited liability company (“Borrower”), GRUBB & ELLIS HEALTHCARE REIT, INC., a Maryland corporation (“Guarantor”) and FIFTH THIRD BANK, a Michigan banking corporation (“Agent”) as agent for certain Banks (as defined below).

R E CI T A L S:

A. Pursuant to that certain Loan Agreement (together with all renewals, amendments, modifications, increases and extensions thereof, the “Loan Agreement”) dated as of June 26, 2008 between Borrower, Agent, and the financial institutions identified therein (the “Banks”), Banks have agreed to make a loan to Borrower in the maximum principal amount of $58,000,000.00 (the “Loan”). The Loan is evidenced by certain Syndicated Promissory Notes dated as of even date herewith in the aggregate principal amount of $58,000,000.00 from Borrower to the order of each Bank (collectively, the “Notes”). Capitalized terms used and not specifically defined herein shall bear the same meaning as in the Loan Agreement.

B. The Loan is secured by four (4) Mortgages, Security Agreements, Fixture Filings and Assignments of Leases and Rents, each dated June 26, 2008 from Borrower to Agent (collectively, the "Mortgages”), which Mortgages encumber the real property and all improvements described therein, (ii) four (4) Assignments of Leases and Rents, each dated June 26, 2008 from Borrower to Agent (the “Assignments of Leases”); (iii) that certain Environmental Indemnity Agreement dated June 26, 2008 from Borrower and Guarantor to Agent (the “Indemnity Agreement”); and (iv) certain other loan documents (the Loan Agreement, the Notes, the Mortgages, the Assignments of Leases, the Indemnity Agreement, the other documents evidencing, securing and guarantying the Loan, in their original form and as amended, are sometimes collectively referred to herein as the "Loan Documents”).

C. The Loan is further secured by a Guaranty of Payment dated June 26, 2008 from Guarantor to Agent (the “Guaranty”).

D. The parties desires to amend the Loan Documents in order to amend certain provisions of the Loan Agreement.

AGREEMENTS:

NOW, THEREFORE, in consideration of (i) the facts set forth hereinabove (which are hereby incorporated into and made a part of this Agreement), (ii) the agreements by Agent to modify the Loan Documents, as provided herein, (iii) the covenants and agreements contained herein, and (iv) for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendments to Loan Agreement.

(a) Section 12(k) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Approval of Amendments by Banks. Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Banks may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower of any terms of this Agreement or such other Loan Document or the continuance of any default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) without the written consent of the Required Banks. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Banks (or the Agent at the written direction of the Banks), do any of the following: (i) increase the Commitments (or any component thereof) of the Banks; (ii) postpone any date fixed for any payment of any principal of, or interest on, any Loans or any other obligations, (iii) change the Commitment Percentages (or any component thereof); (iv) amend the interest rate payable on the Notes, (v) modify the definition of the term “Required Banks”, modify in any other manner the number or percentage of the Banks (including all of the Banks) required to make any determinations or waive any rights hereunder or to modify any provision hereof, including without limitation, any modification of this Section if such modification would have such effect, (vi) amend this Section 12(k), (vii) release Guarantor from its obligations under the Guaranty or the Indemnity Agreement, (viii) reduce any material fees payable under the Loan Documents (unless such fees are payable solely to Agent), (ix) release or substitute any collateral for the Loan, except as expressly permitted in the Loan Documents, or (x) reduce the principal amount of the Loan, except as expressly permitted in the Loan Documents. Further, no amendment, waiver or consent unless in writing and signed by Agent, in addition to the Banks required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a wavier thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.”

(b) So long as Regions Bank, an Alabama banking corporation, executes that certain Assignment and Acceptance dated on or about the date hereof between Agent and Regions Bank, Section 17 of the Loan Agreement shall be deleted in its entirety.

(c) Section 18 of the Loan Agreement is hereby deleted in its entirety and replaced with the following: “Holdback. $2,245,162.15 of the proceeds of the Loan shall be disbursed by Agent into an interest bearing money market account held and maintained by Agent (the “TI Escrow Account”), of which $45,850.08 shall be earmarked for leasing commissions and $2,199,312.07 shall be earmarked for tenant improvements. The TI Escrow Account is hereby pledged to Agent as additional collateral for the Loan. Agent shall fund all or portions of the funds held in the TI Escrow Account, not more than once per calendar month, upon receipt by Agent of evidence (consisting of paid invoices, which shall be subject to the reasonable review and approval of Agent) that either (i) Borrower has incurred out of pocket, third party costs in connection with leasing commissions or tenant improvement work required by the Leases, or (ii) Borrower is reimbursing a tenant for tenant improvement work at its space within a Building; provided that Borrower has delivered to Agent a copy of that certain spreadsheet attached to this Loan Agreement as Exhibit G, which indicates the line item (the “Holdback Line Item”) such reimbursement relates to. Notwithstanding the foregoing, from time to time upon Borrower’s request, Agent shall fund from the TI Escrow Account to Borrower the difference in the amount allocated to a Holdback Line Item and all amounts previously disbursed from the TI Escrow Account to Borrower for such Holdback Line Item; provided that Borrower submits evidence reasonably acceptable to Agent that (x) Borrower or tenant under the applicable Lease has completed all tenant improvements and satisfied all leasing commissions pursuant to the applicable Lease, (y) the tenant under the applicable Lease is no longer entitled to additional funds for tenant improvements or leasing commissions pursuant to the terms of such Lease, or (z) the tenant under the applicable Lease has waived its rights to any additional funds for tenant improvements or leasing commissions to which it is otherwise entitled.”

2. Representations and Warranties of Borrower. Borrower hereby represents, covenants and warrants to Agent as follows:

(a) The representations and warranties in the Loan Agreement, the Mortgages and the other Loan Documents are true and correct as of the date hereof.

(b) There is currently no Event of Default (as defined in the Mortgages) under the Notes, the Mortgages or the other Loan Documents and Borrower does not know of any event or circumstance which with the giving of notice or passing of time, or both, would constitute an Event of Default under the Notes, the Mortgages or the other Loan Documents.

(c) The Loan Documents are in full force and effect and, following the execution and delivery of this Agreement, they continue to be the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms, subject to limitations imposed by general principles of equity.

(d) There has been no material adverse change in the financial condition of Borrower, Guarantor or any other party whose financial statement has been delivered to Agent in connection with the Loan from the date of the most recent financial statement received by Agent.

(e) As of the date hereof, Borrower has no claims, counterclaims, defenses, or set-offs with respect to the Loan or the Loan Documents as modified herein.

(f) Borrower is validly existing under the laws of the State of its formation or organization and has the requisite power and authority to execute and deliver this Agreement and to perform the Loan Documents as modified herein. The execution and delivery of this Agreement and the performance of the Loan Documents as modified herein have been duly authorized by all requisite action by or on behalf of Borrower. This Agreement has been duly executed and delivered on behalf of Borrower.

3. Reaffirmation of Guaranty. Guarantor ratifies and affirms the Guaranty and agrees that the Guaranty is in full force and effect following the execution and delivery of this Agreement. The representations and warranties of Guarantor in the Guaranty are, as of the date hereof, true and correct and Guarantor does not know of any default thereunder. The Guaranty continues to be the valid and binding obligation of Guarantor, enforceable in accordance with its terms and Guarantor has no claims or defenses to the enforcement of the rights and remedies of Agent thereunder, except as provided in the Guaranty.

4. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

(b) This Agreement shall not be construed more strictly against Agent than against Borrower or Guarantor merely by virtue of the fact that the same has been prepared by counsel for Agent, it being recognized that Borrower, Guarantor and Agent have contributed substantially and materially to the preparation of this Agreement, and Borrower, Guarantor and Agent each acknowledges and waives any claim contesting the existence and the adequacy of the consideration given by the other in entering into this Agreement. Each of the parties to this Agreement represents that it has been advised by its respective counsel of the legal and practical effect of this Agreement, and recognizes that it is executing and delivering this Agreement, intending thereby to be legally bound by the terms and provisions thereof, of its own free will, without promises or threats or the exertion of duress upon it. The signatories hereto state that they have read and understand this Agreement, that they intend to be legally bound by it and that they expressly warrant and represent that they are duly authorized and empowered to execute it.

(c) Notwithstanding the execution of this Agreement by Agent, the same shall not be deemed to constitute Agent a venturer or partner of or in any way associated with Borrower or Guarantor nor shall privity of contract be presumed to have been established with any third party.

(d) Borrower, Guarantor and Agent each acknowledges that there are no other understandings, agreements or representations, either oral or written, express or implied, that are not embodied in the Loan Documents and this Agreement, which collectively represent a complete integration of all prior and contemporaneous agreements and understandings of Borrower, Guarantor and Agent; and that all such prior understandings, agreements and representations are hereby modified as set forth in this Agreement. Except as expressly modified hereby, the terms of the Loan Documents are and remain unmodified and in full force and effect.

(e) This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

(f) Any references to the “Notes”, the “Mortgages” or the “Loan Documents” contained in any of the Loan Documents shall be deemed to refer to the Notes, the Mortgages and the other Loan Documents as amended hereby. The paragraph and section headings used herein are for convenience only and shall not limit the substantive provisions hereof. All words herein which are expressed in the neuter gender shall be deemed to include the masculine, feminine and neuter genders. Any word herein which is expressed in the singular or plural shall be deemed, whenever appropriate in the context, to include the plural and the singular.

(g) This Agreement may be executed in one or more counterparts, all of which, when taken together, shall constitute one original Agreement.

(h) Time is of the essence of each of Borrower’s obligations under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement dated as of the day and year first above written.

AGENT:	BANKS:

FIFTH THIRD BANK, a Michigan banking	FIFTH THIRD BANK, a Michigan banking
corporation	corporation
By: /s/ Matthew D. Rodgers	By: /s/ Matthew D. Rodgers
Name: Matthew D. Rodgers	Name: Matthew D. Rodgers
Title: VP	Title: VP
BORROWER:
—	GUARANTOR:
G&E HEALTHCARE REIT MEDICAL	—
PORTFOLIO 3, LLC, a Delaware limited	GRUBB & ELLIS HEALTHCARE REIT, INC., a
liability company	Maryland corporation
By: /s/ Shannon K S Johnson	By: /s/ Shannon K S Johnson
Name: Shannon K S Johnson	Name: Shannon K S Johnson
Title: Authorized Signatory	Title: Chief Financial Officer